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                                                                      EXHIBIT 23


                             ACCOUNTANTS' CONSENT



The Board of Directors
Sento Corporation:


We consent to incorporation by reference in the Registration Statement
No. 333-12917 on Form S-8 and Registration Statement No. 333-36251 on Form S-3 of Sento Corporation of our report dated May 21, 1999, except as to the first paragraph of note 6 which is as of June 8, 1999, and the second paragraph of note 16 which is as of June 9, 1999, relating to the consolidated balance sheets of Sento Corporation and subsidiaries as of March 31, 1999 and 1998
(as restated), and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the years then ended, which report appears in the March 31, 1999 Annual Report on Form 10-KSB of Sento Corporation.


                                                 KPMG LLP


Salt Lake City, Utah
June 28, 1999